Ziegler, Ziegler & Associates LLP
Counselors at Law
570 Lexington Avenue, 44th Floor
New York, New York 10022
(212) 319-7600
Telecopier (212) 319-7605

July 28, 2009

Deutsche Bank Trust Company Americas, as Depositary
60 Wall Street
New York, New York 10005

American Depositary Shares
evidenced by American Depositary Receipts
for deposited ordinary shares of
Burberry Group plc

Dear Sirs:

Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") each ADS representing two ordinary shares of Burberry Group plc (the "Company"), a corporation incorporated under the laws of England and Wales.    Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement (the “Deposit Agreement”) appearing, or incorporated by reference, in Exhibit (a) to the Registration Statement.

In rendering the opinions set forth herein, we have assumed that (i) the Deposit Agreement will have been duly authorized, executed and delivered by the Company and the Depositary and will constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) the relevant Deposited Securities will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations, (iii) that the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of England and Wales and (iv) that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the ADSs covered by the Registration Statement, when evidenced by ADRs that are duly executed and delivered by the Depositary and issued in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those ADRs.

The foregoing opinion is limited to the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Nothing contained herein or in any document referred to herein is intended by this firm to be used, and the addressee hereof cannot use anything contained herein or in any document referred to herein, as “tax advice” (within the meaning given to such term by the U.S. Internal Revenue Service (“IRS”) in IRS Circular 230 and any related interpretative advice issued by the IRS in respect of IRS Circular 230 prior to the date hereof, and hereinafter used within such meaning and interpretative advice). Without admitting that anything contained herein or in any document referred to herein constitutes “tax advice” for any purpose, notice is hereby given that, to the extent anything contained herein or in any document referred to herein constitutes, or is or may be interpreted by any court, by the IRS or by any other administrative body to constitute, “tax advice,” such “tax advice” is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the U.S. Internal Revenue Code, or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement.  In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

      Very truly yours,

       /s/ Ziegler, Ziegler & Associates LLP